FOR IMMEDIATE RELEASE                       Contact: Guy T. Marcus
November 19, 1997                                    VP-Inv. Rel.
                                                     (214) 978-2691


              ORTIZ NAMED PRESIDENT OF HALLIBURTON ENERGY SERVICES


         DALLAS, Texas - Dick Cheney, chairman of the board and chief executive officer of the Halliburton Company (NYSE:HAL), announces the appointment of Edgar Ortiz, 54, as president of the company's Halliburton Energy Services (HES) business unit.
         With more than 29 years experience in the oil service business and 20 years with Halliburton, Ortiz replaces Zeke Zeringue who has elected to voluntarily resign from the company at the end of the year to pursue other interests. Ortiz has held numerous management positions with Halliburton including, most recently, senior vice president-global operations, with responsibility for all HES business operations worldwide.
     "Halliburton Energy Services' success has been designed and achieved by a broad cross-section of leaders and key members of the company," said Cheney. "Edgar's extensive experience in engineering and business development along with

                                     -more-

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Halliburton Company                             2

his knowledge of the global marketplace provides him with a solid track record for this position."
         Halliburton Energy Services is a leading provider of products, services and integrated solutions for crude oil and natural gas exploration, development and production.
         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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